Exhibit 5.1

CLPS Incorporation c/o - Ogier Global (Cayman) Limited 89 Nexus Way, Camana Bay Grand Cayman KY1-9009 Cayman Islands	D +852 3656 6054 E nathan.powell@ogier.com Reference: NMP/FYC/173339.00002

27 May 2019

Dear Sirs

CLPS Incorporation (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Post-Effective Amendment No. 1 to Form S-8 Registration Statement, including all amendments or supplements thereto (the Form S-8) together with the Company’s re-offering prospectus forming part of the Form S-8 (the Reoffering Prospectus) relating to the sale of the Company’s shares that may be offered and re-sold from time to time by the Selling Stockholders (as defined in the Reoffering Prospectus) for their own account, as filed by the Company with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act 1933, as amended (the Act) on or about the date hereof. The Form S-8 relates to the registration of an aggregate of 2,210,000 shares of US$0.0001 par value each of the Company (the ESOP Shares) to be issued pursuant to the Company’s 2017 Equity Incentive Plan adopted by the board of directors of the Company on 18 November 2017 (the 2017 Equity Incentive Plan, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents (the Documents):

(a)	the certificate of incorporation of the Company dated 11 May 2017 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

(b)	the amended and restated memorandum and articles of association of the Company adopted by special resolutions of the Company dated 7 December 2017 (respectively, the Memorandum and the Articles);

(c)	a certificate of good standing dated 15 April 2019 (the Good Standing Certificate) issued by the Registrar in respect of the Company;

(d)	a copy of the register of directors of the Company as at 25 May 2018 (the ROD);

(e)	a copy of the listed register of members of the Company maintained by Continental Stock Transfer & Trust as at 11 April 2019 (the ROM, and together with the ROD, the Registers);

(f)	the Form S-8;

(g)	a copy of the written resolutions of the board of directors dated 18 November 2017 and 4 July 2018 (the Board Resolutions); and

(h)	a copy of the 2017 Equity Incentive Plan.

Ogier British Virgin Islands, Cayman Islands, Guernsey, Jersey and Luxembourg practitioners Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Ray Ng Kate Hodson David Nelson Anthony Oakes Oliver Payne James Bergstrom Marcus Leese

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate, the Registers and the 2017 Equity Incentive Plan is accurate and complete as at the date of this opinion;

(e)	the Memorandum and Articles provided to you are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

(f)	all copies of the Form S-8 are true and correct copies and the Form S-8 conform in every material respect to the latest drafts of the same produced to us and, where the Form S-8 has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(g)	the Board Resolutions remains in full force and effect and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the 2017 Equity Incentive Plan and no director has a financial interest in or other relationship to a party of the transactions contemplated by the 2017 Equity Incentive Plan which has not been properly disclosed in the Board Resolutions;

(h)	neither the directors and shareholders of the Company have taken any steps to wing up the Company or to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets;

(i)	the maximum number of shares which the Company is required to issue under the 2017 Equity Incentive Plan to fulfil its obligation is 2,210,000 shares of US$0.0001 par value each of the Company and the consideration payable for each ESOP Share shall be no less than the par value of US$0.0001 each; and

(j)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company and is validly existing and in good standing with the Registrar. It is a separate legal entity and is subject to suit in its own name.

Authorised Shares

(b)	Based solely on the Memorandum, the authorised share capital of the Company is US$10,000 divided into 100,000,000 shares of US$0.0001 par value.

Valid Issuance of ESOP Shares

(c)	The ESOP Shares to be issued under the 2017 Equity Incentive Plan have been duly authorised by all necessary corporate action of the Company under the Memorandum and Articles and, upon the issuance and delivery of the ESOP Shares in accordance with the Memorandum and Articles, Board Resolutions and the terms of the 2017 Equity Incentive Plan and once consideration of not less than the par value is paid per share to the Company, the ESOP Shares will be duly authorized, validly issued, fully paid and non-assessable. Once the register of members has been updated to reflect the issuance, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their respective name and such shares may be transferrable in accordance with Article 6 of the Articles.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the 2017 Equity Incentive Plan to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Form S-8, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Form S-8 and any other agreements into which the Company may have entered or any other documents.

4.2	Under the Companies Law (Revised) (Companies Law) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar of Companies in the Cayman Islands, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of this opinion the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar of Companies. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Law.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Form S-8.

This opinion may be used only in connection with the Form S-8 while the 2017 Equity Incentive Plan is effective.

Yours faithfully

/s/ Ogier